Exhibit 99.1

HCC INSURANCE HOLDINGS NAMES

CHRISTOPHER WILLIAMS AS PRESIDENT

HOUSTON (April 27, 2011) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that its Board of Directors has appointed Christopher J.B. Williams to serve as President of HCC, effective May 1, 2011.  In addition, HCC announced that it expects that Mr. Williams will be appointed to serve as Chief Executive Officer on or before May 31, 2013.  John N. Molbeck, Jr., the Company’s current President and Chief Executive Officer, will continue to serve as CEO until Mr. Williams is appointed.  Mr. Williams has been a member of HCC’s Board of Directors since May 2007, and has acted as Chairman of the Board since August 2008.  In connection with his appointment as President, Mr. Williams will step down as Chairman of the Board, but will continue as a member of HCC’s Board of Directors.  Robert A. Rosholt has been elected to act as Chairman of the Board effective May 1, 2011.  These changes reflect the implementation of ongoing executive succession plan development overseen by HCC’s Board of Directors.

“I have worked closely with Chris over the past several years.  The Board and I have great confidence in his leadership abilities and his ability to execute the Company’s strategic plan.  Chris has demonstrated his leadership as Chairman of HCC’s Board, in various roles in the insurance industry and as an entrepreneur.  Most importantly, Chris understands the importance of delivering results,” Mr. Molbeck stated.

Prior to his appointment as President, Mr. Williams, 55, was the Founder and Chairman of Wattle Creek Winery in Sonoma County, California.  Mr. Williams was the National Director for Life, Accident & Health at Willis RE, one of the world’s leading reinsurance advisors, from 1992 until his retirement in 2005.  Prior to 1992, he served in various leadership roles at several insurance brokers and underwriters, with responsibility for developing property and casualty, accident and health, sport disability and medical stop loss business lines.  Mr. Williams began his career in 1975 with Harlock & Galli, a Melbourne, Australia-based property and casualty insurance broker.

“My first dealings with HCC date back to the late 1980’s and I have enjoyed watching the Company grow and prosper.  As a Board member and most recently as its Chairman, I have had an opportunity to interact with all of the major business units and leaders at HCC.  I am looking forward to working with this dynamic group of people and to continue the profitable expansion of HCC around the world,” commented Mr. Williams.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland.  As of December 31, 2010, HCC had assets of $9.1 billion and shareholders’ equity of $3.3 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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